Exhibit 10.2

BIOMERICA, INC.

Employment Agreement

This Employment Severance Agreement (the “Agreement”) is entered into by and between Biomerica, Inc., a California Corporation (the “Company”) and Allen Barbieri (“Employee”).

The parties agree that Employee’s employment with the Company is subject to and shall be governed by the following terms and conditions:

1. Duties and Scope of Employment.

a. Positions and Duties. Employee is currently serving as the Corporate Secretary and Executive Vice Chairman. Employee will continue to render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Board of Directors. The period Employee is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

b. Obligations. During the Employment Term, Employee will devote adequate time and efforts to the Company to fulfill his ongoing duties and will use all good faith efforts to discharge Employee’s obligations under this Agreement to the best of his/her ability. It is understood and acknowledged by Company that Employee is not a full time employee and as such is not precluded from engaging in outside business activities, so long as such business activities are not in direct competition with the business of the Company.

c. No Conflicting Obligations. Employee represents and warrants to the Company that as of the Effective Date he has no obligation or commitment, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. In connection with this Agreement, Employee shall not use or disclose any trade secrets or other proprietary or confidential information in which he or any other person has any right, title or interest and his/her Employment will not infringe or violate the rights of any other person or entity.

2. At-Will Employment. Employee and the Company agree that Employee’s employment with the Company is “at-will.” Employee and the Company acknowledge that this employment relationship may be terminated at any time, with or without reason or notice, at the option either of the Company’s Board of Directors (the “Board”) or Employee. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at-will” nature of Employee’s Employment, which may only be changed in an express written agreement signed by Employee and a duly authorized representative of the Board.

3. Compensation.

a. Base Salary. Employee’s annual salary is $90,000 per year (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to tax and other withholdings.

b. Employee Benefits. Employee will be eligible to participate in the benefit plans offered to other Company employees as such plans and policies may exist from time to time.

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4. Employment Conditions. Employee’s continued employment with the Company is contingent upon the execution of Company’s Confidential Information and Invention Assignment Agreement, and other employment related agreements which Employee has previously signed (the “Other Agreements”). The Other Agreements are incorporated by reference herein. Following the termination of Employee’s employment for any reason, Employee’s obligations under the Other Agreements that are indicated to survive termination shall remain in force in accordance with their terms.

5. Restriction of Employee’s Activities. While employed by the Company, Employee shall not, directly or indirectly, engage in any activity which reasonably is deemed to be competitive with the medical diagnostic business activities engaged in by the Company.

6. Rights and Duties Upon Termination.

a. At-Will Employment. Employee acknowledges that Employee’s employment with the Company is “at-will,” which means that either Employee or the Company can terminate the employment relationship at any time, for any reason, with or without cause or notice. Employee acknowledges that there is no agreement, express or implied, between Employee and the Company for any specific period of employment, nor for continuing long-term employment, and that nothing in this Agreement or any statements made to Employee while employed are intended to or actually do modify the at-will nature of Employee’s employment. Except as specifically provided below, Employee shall not be entitled to any further pay, salary, compensation or remuneration in the event that either Employee or the Company terminates the employment relationship for any reason, other than accrued but unpaid Base Salary and accrued but unused vacation to the date of the termination.

b. Separation Pay.

i. Termination by the Company for Cause. If the Company terminates Employee’s employment for “Cause” (defined below), Employee’s exclusive termination remuneration shall be all accrued but unpaid Base Salary and any accrued but unused PTO to the date of the termination. For purposes of this Section 7(b)(i), “Cause” shall mean: (1) Employee having committed any felony or other crime involving moral turpitude; (2) the use of narcotics or alcohol to an extent which impairs Employee’s performance or any such use while on the job; (3) malfeasance, insubordination, or gross negligence by Employee in the performance of duties; or (4) the violation by Employee of any material provision of this Agreement. The existence of cause shall be determined in the Company’s sole discretion.

ii. Termination by the Company without Cause. The Company or its successor may terminate Employee’s employment at any time, with or without prior notice, without cause, by delivering to Employee a notice of termination, and in such case, Employee shall be paid all accrued but unpaid Base Salary and any accrued but unused PTO to the date of the termination. If Employee is terminated by the Company without Cause, (as defined in Section 7(b)(i) above), including following a Change in Control, Employee will be eligible for severance pay. Severance pay will be equal to twelve months (1 year) of Employee’s base pay (the “Severance Payment”), provided that the Employee executes and does not revoke a standard and customary general release of claims against the Company and its affiliates, officers, directors, agents, and employees. For purposes of this section, if termination of employment by the Company without Cause occurs following a Change in Control, Employee agrees to remain with the Company for a transition period of up to 90 days with ongoing compensation, at the sole option of the Company, following which the Severance Payment shall be paid immediately. For all other instances of termination by Company without cause, payment shall occur within 30 days following termination. Further, for any termination of Employee by the Company without Cause following a Change in Control, all unvested stock options previously issued to Employee shall become immediately vested and exercisable. For purposes of this Agreement, “Change in Control” shall mean any of the following: (a) a merger or consolidation in which the Company is not the surviving entity; (b) a sale, transfer, or other disposition of all or substantially all of the assets of the Company; or (c) any transaction or series of transactions in which any person or entity becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of all outstanding securities of the Company.

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iii. Termination by Employee with Cause. If Employee terminates his employment with the Company with Cause, including a termination with Cause following a Change in Control, Employee will be eligible for a Severance Payment, again equal to twelve months of Employees base pay, provided that Employee executes and does not revoke a general release of claims against the Company and its affiliates, officers, directors, agents, and employees. For purposes of this section, if Employee terminates his employment with Cause Employee agrees to remain with the Company for a transition period of up to 90 days, at the sole option of the Company, following which the Severance Payment shall be paid immediately. Further, in the event of a termination of employment by Employee with Cause following a Change in Control, all unvested stock options previously issued to Employee shall become immediately vested and exercisable. For the purposes of this Section a termination by Employee with “Cause” shall include a termination by employee following, (a) any change in Employee’s title or his reporting structure into the Board; (b) any reduction in Employee’s base salary or benefits; (c) any material reassignment of duties or responsibilities that is inconsistent with Employee’s position or historic duties; (d) any Company required relocation of Employee’s principal place of work by more than 50 miles from the current location.

c. Employee’s Responsibilities Upon Termination of Employment.

i. Upon termination of employment for any reason, Employee shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

ii. Employee shall, after termination of employment, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it may become a party.

d. Assignment Clause Any successor of the Company, whether by purchase, merger, reorganization, or otherwise, shall assume and be bound by all obligations under this Agreement, including but not limited to the severance provisions outlined in Section 7(b). This Agreement shall be binding upon and inure to the benefit of any such successor.

e. Termination due to a liquidation, bankruptcy, or insolvency. In the event Employee’s employment with the company is terminated by the Company during or following a liquidation, bankruptcy, or insolvency of the Company, Employee agrees that Employee shall receive no separation pay other than payment of any accrued but unpaid Base Salary and accrued but unused PTO to the date of the termination.

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7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the Laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

8. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing: If to the Company: Attn: to its Chief Executive Officer. If to Employee: at the last residential address known by the Company.

9. Legal Advice and Expenses. Employee acknowledges that he/she has had the opportunity to discuss this matter with and obtain advice from his/her attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. The Company and Employee shall each be responsible for their own legal and/or tax advice and expenses incurred in negotiating the terms and conditions of this Agreement and understanding the effects of this Agreement.

10. Integration. This Agreement, together with the executed Confidentiality Agreement and any executed Arbitration Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No alteration or modification of any of the provisions of this Agreement will be binding unless it is in writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. Employee acknowledges that Employee is not subject to any contract, obligation or understanding (whether written or not), that would in any way restrict the performance of Employee’s duties as set forth in this Agreement.

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11. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

12. Survival. The Confidentiality Agreement, any Arbitration Agreement, and the Company’s and Employee’s responsibilities under Section 7 will survive the termination of Employee’s Employment.

13. Headings. All captions and Section headings used in this Agreement are for reference only and do not form a part of this Agreement.

14. Tax Withholding. All payments made pursuant to this Agreement will be subject to applicable tax withholding. The Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs because of or attributable to this Agreement.

15. Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, rule or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

16. In the event of any dispute or legal action arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including any expenses incurred in enforcing or defending this Agreement, whether or not the dispute or legal action proceeds to final judgment. In the event that the Employee prevails in any action brought to enforce his rights under this Agreement or to recover damages for breach of this Agreement, the Company shall reimburse the Employee for all legal fees and expenses incurred by the Employee in connection with such action.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

BIOMERICA, INC.		EMPLOYEE

By:
Name:	Zack Irani	Name:	Allen Barbieri
Title:	CEO
Date:		Date:

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